EMPLOYEE AGREEMENT RENEWAL AND AMENDMENT

THIS AGREEMENT (the “Agreement”) is made and entered into on July 25, 2012 by and between Neuralstem, Inc., a Delaware Corporation (the “Company”), and Dr. Karl Johe (“Employee”).

1.     This Agreement renews and amends that certain Employee Agreement dated January 1, 2997, and subsequently amended on October 31, 2005 and January 1, 2008, made and entered into by the parties hereto (the “Employee Agreement”).

2.     The term of the Employee Agreement is renewed for an additional 60 month term upon the expiration of the existing term.

3.     The Company grants Employee the stock options as provided for below (“Options”). In connection with such grants, the Employee shall enter into the Company’s standard stock option agreement which will incorporate the vesting schedule and other terms described below.

Additional Option Grant:

Options:	5,000,000 (subject to: (i) vesting, (ii) adjustment and (iii) the other conditions as provided for below)

Grant Date:	July 25, 2012

Expiration Date:	July 25, 2022

Exercise Price:	$0.92

Vesting Schedule:	So long as Employee continues to be employed by the Company, the options shall vest 500,000 on each of the six month anniversaries of the Grant Date so that 100% of the options will be vested on the five year anniversary of the grant date. Notwithstanding the foregoing, the vesting of the final 2,000,000 options is also subject to fulfillment of the Shareholder Approval Condition.

Adjustment:	The number of shares into which the final 2,500,000 options to vest are exercisable into is subject to reduction (but not increase) if the closing price of the Company’s common stock on the day of exercise is above $5.00. The reduction is applied to the number of shares of common stock underlying the options being exercised by a fraction of which the numerator is $5.00 and the denominator is the closing price of the Company’s common stock on the day of exercise, subject to further adjustment as provided for in the Company’s 2010 Equity Compensation Plan (“Plan”).

Shareholder
Approval Condition:	Of the Options granted, the final 2,000,000 options to vest are intended to be a conditional grant. As a condition to that portion of the grant, the Company must receive approval from its shareholders to either: (i) make the grant on a stand-alone basis, or (ii) amend the Plan to increase the number of shares available for grant under the plan by at least 2,000,000 common shares, or (iii) authorize a new equity compensation plan covering at least 2,000,000 common shares.

4.     All other provisions of the Employee Agreement shall remain in full force and effect, other than any provision that conflicts with the terms and spirit of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

NEURALSTEM, INC.:

By: I. Richard Garr, CEO

EMPLOYEE:

By: Dr. Karl Johe